EXHIBIT 99(a)

                         COMMUNITY BANCORP OF NEW JERSEY
                            ANNOUNCES STOCK DIVIDEND

         FREEHOLD, NEW JERSEY Community Bancorp of New Jersey (NASDAQ:"CBNJ"),

the holding  company for the Community Bank of New Jersey,  announced today that its Board of Directors  approved a 3% stock  dividend  payable August 2, 1999 to shareholders of record as of July 19, 1999.

Messrs.  Howard  Schoor,  Chairman  of the Board of the  Company  and  Robert D.

O'Donnell,  President and Chief Executive  Officer of  the Company,  stated:  We wanted to reward our  shareholders for their faith in the Company and allow them to participate in our continued  success.  We believe this stock dividend is one way to show our commitment to enhancing shareholder value."

The  Community  Bank of New Jersey,  the  Company's  bank  subsidiary,  operates through its main office at 3535  Highway 9 North,  Freehold,  New Jersey and its

three (3) branch offices located at 31 East Main Street,  Freehold,  New Jersey,

4502  Highway 9 South,  Howell,  New Jersey and 267 Main  Street,  Matawan,  New

Jersey.  The Bank also anticipates  opening its newest branch in Manalapan,  New

Jersey, during the fourth quarter of 1999.

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EXHIBIT 99(b)

          COMMUNITY BANCORP OF NEW JERSEY REPORTS SECOND QUARTER PROFIT
                    AS POSITIVE EARNINGS AND GROWTH CONTINUE

         FREEHOLD,  NEW JERSEY -- Community  Bancorp of New Jersey,  the holding company for the Community Bank of New Jersey  (Nasdaq:  CBNJ),  which  commenced operations  in May 1997,  reported its third  consecutive  quarter of profitable operations.  For the quarter ended June 30, 1999,  the company  earned  $139,000 compared  to a net loss of $337,000  for the same  period  last year.  Basic and diluted net income per share for the second  quarter of 1999 was $0.08  compared to a net loss per  share  for both  basic and  diluted  of $0.25 for the  second quarter of 1998.

         For the six  months  ended  June 30,  1999,  net  income  increased  to

$204,000 or $0.11 net income per share for both basic and diluted  compared to a net loss of  $43,000  or net  loss per share for both basic and diluted of $0.41 for the same period in 1998.

         The results for both the three and six months  ended June 30, 1999 were positively  affected by the application of net operating loss  carryforwards  to reduce  the  Company's  tax  liability.  At  June  30,  1999,  the  Company  had approximately  $300,000 in remaining net operating loss  carryforwards to offset future tax liabilities.

         As of June 30, 1999, the Company posted total assets of $103.7 million,

an increase of $20.9  million or 25% over  December  31,  1998.  The Bank's loan portfolio,  net of allowances for loan losses,  increased to $62.1  million,  an increase  of $17.4  million  or 39%  over  December  31,  1998.  Total  deposits increased to $81.6  million at June 30, 1999, an increase of $16.6  million,  or

26% over December 31, 1998.

         Messrs. Howard Schoor,  Chairman of the Board, and Robert D. O'Donnell,

President and CEO stated  "Exceeding  the $100 million asset mark is a milestone achieved  within the first 25 months of operations.  Our growth  continues to be implemented strategically.  Our franchise expansion into Matawan, NJ in February

1999 is performing as planned.  Our newest branch in Manalapan,  NJ is well into the  construction  phase and on schedule to open early in the fourth  quarter of

1999."
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         The  Community  Bank  of New  Jersey,  the  Company's  Bank  subsidiary operates through its main office at 3535 Highway 9 North,  Freehold,  New Jersey and its three (3) branch offices located at 31 East Main Street,  Freehold,  New

Jersey, 4602 Highway 9 South,  Howell, New Jersey and 267 Main Street,  Matawan,

New Jersey.